Exhibit 99.1

Move, Inc. Prevails on Summary Judgment in Keithley Patent Case

LOS ANGELES--(BUSINESS WIRE)--November 21, 2008--Move, Inc. (NASDAQ:MOVE) today announced that the district court judge, in a patent case pending in the U. S. District Court for the Northern California District, titled Keithley et al. v. The HomeStore.com, Inc. et al. (3:03-cv-4447), granted the company’s motion for summary judgment in favor of Move, Inc., and its co-defendants the National Association of Realtors® and the National Association of Home Builders.

In the order, the district court judge found that all of the claims of U.S. Patent 5,684,025 asserted against the defendants by plaintiffs Kevin Keithley and TREN Technologies Holdings were either invalid or not infringed. The judge’s order and granting of this motion for summary judgment is subject to appeal and thus the case has not been finally concluded.

The company has vigorously defended its position that this patent was invalid and is pleased with the decision by the court. While Keithley has the right to appeal the decision, the company is encouraged by the court’s conclusion and will continue to defend against any appeal.

ABOUT MOVE, INC.

Move, Inc. (NASDAQ:MOVE) is the leader in online real estate with 8.8 million[1] monthly visitors to its online network of websites. Move, Inc. operates: Move.com®, a leading destination for information on new homes and rental listings, moving, home and garden and home finance; REALTOR.com®, the official Web site of the National Association of REALTORS®; Welcome Wagon®; Moving.com; SeniorHousingNet™; and TOP PRODUCER® Systems. Move, Inc. is based in Westlake Village, California. For more information: www.move.com.

[1] comScore Media Metrix, October 2008

This press release may contain forward-looking statements, including information about management’s view of Move’s future expectations, plans and prospects, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause the results of Move, its subsidiaries, divisions and concepts to be materially different than those expressed or implied in such statements. These risk factors and others are included from time to time in documents Move files with the Securities and Exchange Commission, including but not limited to, its Form 10-Ks, Form 10-Qs and Form 8-Ks. Other unknown or unpredictable factors also could have material adverse effects on Move’s future results. The forward-looking statements included in this press release are made only as of the date hereof. Move cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, Move expressly disclaims any intent or obligation to update any forward-looking statements to reflect subsequent events or circumstances.

CONTACT:
Move
Julie Reynolds, 805-557-3080
julie.reynolds@move.com